EX-99(1)(c)

DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND

AMENDMENT TO THE RESTATED AND AMENDED
DECLARATION OF TRUST

To the Secretary of State of
Commonwealth of Massachusetts

It is hereby stated that:

1. This document constitutes an Amendment to the Restated and Amended Declaration of Trust (hereinafter called the “Declaration”) of Delaware Investments Florida Insured Municipal Income Fund (hereinafter called the “business trust”).

2. The Declaration amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on February 14, 1993.

3. The amendment to the Declaration effected by this document is as follows:

To change the registered agent of the business trust in the Commonwealth of Massachusetts.

4. To effect the aforesaid amendment, the Article III of the Declaration, relating to the registered agent of the business trust, is amended to read as follows:

“The name of the registered agent of the Trust is Corporation Service Company at 84 State Street, Boston, Massachusetts 02109.  The principal place of business of the Trust is 2005 Market Street, Philadelphia, PA 19103.”

5. The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned has signed these presents all on June 22, 2004.

/s/ Anthony G. Ciavarelli
Anthony G. Ciavarelli
Assistant Secretary
ACKNOWLEDGEMENT

COMMONWEALTH OF PENNSYLVANIA                            )
) SS.
COUNTY OF PHILADELPHIA                                                  )

On this 22nd day of June, 2004, before me personally appeared Anthony G. Ciavarelli, Assistant Secretary of Delaware Investments Florida Insured Municipal Income Fund, and acknowledged this instrument to be his free act and deed.

/s/ Anthony Phuong
Notary Public